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                                                                  EXHIBIT G-13.1
                        [BAKER BOTTS L.L.P. LETTERHEAD]

                                  May 26, 2002


                                   MEMORANDUM

TO:               Files

FROM:             Joanne Rutkowski

RE:               Status of LP LLC under the 1935 Act


Background

                  The Staff has asked us to provide support for Applicants' assertion that LP LLC will not be a holding company within the meaning of
Section 2(a)(7) of the Public Utility Holding Company Act of 1935 (the "1935 Act" or "Act"). Briefly stated, the Texas Genco assets will be held by a Texas limited partnership (Texas Genco, LP) that, in turn, is owned by two single-member limited liability companies, Texas Genco GP, LLC ("GP LLC") organized in Texas and Texas Genco LP, LLC ("LP LLC") organized in Delaware. GP LLC and LP LLC are wholly-owned subsidiaries of Texas Genco Holding, Inc., a Texas corporation. This structure is intended to facilitate the Texas Genco IPO (which will be conducted at the Texas Genco Holdings, Inc. level) and to minimize Texas franchise tax liability (by channeling profits through LP LLC, a non-Texas entity).

                  Of interest here, LP LLC will be a conduit entity that will exist solely to minimize certain Texas franchise tax liability. LP LLC, which will be a Delaware limited liability company, will acquire a 99% limited partnership interest in Texas Genco, LP. Applicants have chosen this structure because Texas franchise tax, which is based upon 4.5% of taxable income, does not provide for any consolidated return concept. Thus each company reports its income on a stand-alone basis, and the payment of dividends from a Texas company to its parent is a taxable event for purposes of Texas franchise tax law. Dividends from a non-Texas company such as LP LLC, however, are not treated as Texas receipts of the recipient, Texas Genco Holdings, Inc. The use of the LP LLC thus helps to minimize the Texas franchise tax liability of New REI. The income of LP LLC is exempt from Texas franchise tax because LP LLC has no tax nexus to Texas. In addition, the Texas franchise tax law does not impose a franchise tax on the income of a limited or general partnership. The income earned by Texas Genco LP is therefore exempt from the Texas franchise tax.

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                  Because it will not acquire 10% or more of the voting
securities of Texas Genco, LP (hereinafter referred to as the "Partnership") or otherwise exercise an impermissible controlling influence over the management or operations of the Partnership, LP LLC will not be a holding company for purposes of the Act.(1)

Structure of the Partnership

                  As indicated above, the Partnership will be a Texas limited partnership formed by GP LLC as general partner, with LP LLC as a limited partner. The Partnership will be operated and controlled by GP LLC. LP LLC, as the limited partner, will be a conduit through which flow substantially all of the Partnership's profits and losses. LP LLC will not, however, participate in or have control over the day-to-day operations of the Partnership.

                  GP LLC will be responsible for the day-to-day management of the Partnership. Section 3.3. of the Agreement of Limited Partnership of Texas Genco, LP (the "Partnership Agreement") provides:

                  Powers of General Partner. Except to the extent otherwise provided herein, [GP LLC] shall have full power and authority to take all action in connection with the Partnership's affairs and to exercise exclusive management, supervision and control of the Partnership's properties and business and shall have full power to do all things necessary or incident thereto. Without limiting the foregoing, [GP LLC], without the necessity of any further approval of [LP LLC], shall have the following powers:

                  to control and manage the Partnership's assets and to arrange for collections, disbursements and other matters necessary or desirable in connection with the management of the Partnership's assets (such power to include the power and authority to borrow money in furtherance of the Partnership's purposes);

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         (1) As explained more fully in the Application, GP LLC, which will be a
Texas limited liability company, will be a "holding company" because it will acquire the 1% general partnership interest in Texas Genco LP. Because they will be formed under Texas law and will derive all of their utility revenues from operations within Texas, both Texas Genco Holdings, Inc. and GP LLC will qualify for exemption under Section 3(a)(1).


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                  to the extent that the Partnership's financial resources will permit [GP LLC] to do so, to see that all indebtedness owing with respect to and secured by the Partnership's assets, or any part thereof, is paid and to make such other payments and perform such other acts as [GP LLC] may deem necessary to preserve the interest of the Partnership therein;

                  to pay and discharge all taxes and assessments levied and assessed against the Partnership's assets or any part thereof for the account of the Partnership;

                  to carry such insurance as [GP LLC] may deem necessary or appropriate;

                  to have such other authority and power as may be reasonably necessary or appropriate for the operation, maintenance and preservation of the Partnership's assets;

                  to determine the number of employees, if any, the selection of such employees, the hours of labor and compensation for the service of such employees;

                  to amend this Agreement to reflect a change that is necessary or desirable in connection with the issuance of any Partnership Interests pursuant to Section 5.3; and

                  to determine the time and amount of distributions to the Partners, to make such distributions in accordance with Sections 7.2 and 7.3 and the other provisions of this Agreement, and to establish reasonable reserves as the General Partner may determine to be advisable.

The Partnership Agreement establishes rights to distributions and allocates the profits and losses of the Partnership generally in proportion to the Partnership interests, that is, 1% to GP LLC and 99% to LP LLC.

                  Article IV of the Partnership Agreement generally provides that "no Limited Partner shall have any control over the management of the Partnership or any power to transact any Partnership business or to bind or obligate the Partnership." Section 4.2 of the Partnership Agreement. Article IV further provides that: "No Limited Partner shall have any right or power


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to withdraw from the Partnership . . . or to cause the liquidation of the
Partnership or the partition of its properties." Section 4.3. Under the Partnership Agreement, the consent of LP LLC (as the sole limited partner) will be necessary in certain defined circumstances. In particular, under the Partnership Agreement, the consent of LP LLC will be required only with respect to:

         1. The issuance of partnership interests with features or rights different than those of the initial partnership securities without the consent of the limited partner (Section 5.3(a) of the Partnership Agreement);

         2. Admission of additional partners (Section 5.3(b) of the Partnership Agreement);

         3. Changes to allocations of income, gain, loss, deduction and credit of the Partnership (Section 7.1 of the Partnership Agreement);

         4. Transfers of partnership interests (Section 10.2 of the Partnership Agreement);

         5. Dissolution of the Partnership (Section 11.1 of the Partnership Agreement); and

         6. Amendment of the Partnership Agreement (Section 12.14 of the Partnership Agreement).

Issues Arising Under the Act

                  The Partnership will own the Texas Genco assets and so, will be an "electric utility company" within the meaning of the Act. GP LLC will own the "voting security" of, and otherwise control the management and operations of the Partnership and so, will be a "holding company" as defined in Section 2(a)(7) of the Act, as will Texas Genco Holdings, Inc. As holding companies, Texas Genco Holdings, Inc. and GP LLC will qualify for an exemption from registration pursuant to Section 3(a)(1) of the Act because they both will be predominantly intrastate in character and will carry on their business solely within Texas, which is the state in which both Texas Genco Holdings, Inc. and GP LLC are organized.

                  For the reasons described below, it is our opinion that LP LLC should not be deemed to be a holding company within the meaning of Section 2(a)(7) of the Act with respect to the Partnership because LP LLC will not (A) directly or indirectly, own, control or hold with the power to vote "voting securities" of a public utility company or of a holding company, as the term is defined in Section 2(a)(17) of the Act, nor will it (B) exercise "a controlling influence over the management or policies" of a public utility or of a holding company such that regulation is required under the Act.


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         A.        The limited partnership interest is not a voting security.

                  A "voting security" is defined in Section 2(a)(17) of the Act as "any security presently entitling the owner or holder thereof to vote in the direction or management of the affairs of a company." The Commission has issued a number of no-action letters supporting our conclusion that the consent rights associated with the Limited Partner's interest in the Partnership do not cause that interest to be considered a "voting security" under the Act. See, e.g., General Electric Capital Corporation (April 25, 2002), SW Acquisition, L.P. (April 12, 2000); Berkshire Hathaway, Inc. (March 10, 2000); Torchmark Corp. (January 19, 1996); Commonwealth Atlantic L.P. (November 30, 1991); Nevada Sun-Peak L.P. (May 14, 1991); and John Hancock Mutual Life Insurance Company (July 23, 1986). In this series of no-action letters, the Staff has identified numerous types of consent rights that do not cause the holder of such rights to have a vote in the direction or management of the underlying holding company or utility. Instead, the Staff has recognized that these consent rights are intended to protect the investment of the limited partners or preferred shareholders, similar to the rights granted to debt holders by means of negative covenants in debt instruments. The consent rights granted to LP LLC in this matter fall squarely within the boundaries outlined in prior no-action letter requests.

                  In SW Acquisition, L.P., the Staff concurred with the opinion that the limited partnership interests described in that request did not constitute "voting securities" based on factual circumstances in which the limited partners held 99.9% of the equity of the partnership, and the limited partners were granted consent rights concerning a wide variety of events. In particular, the limited partners in SW Acquisition, L.P. held consent rights concerning the approval of: (i) distributions under the partnership agreement,
(ii) a public offering of the securities of the partnership or its subsidiaries,
(iii) changes in the aggregate of greater than 15% to the business plan and annual operating budget, (iv) contracts for goods and services, or the incurrence of indebtedness, in excess of $1 million, except in accordance with the current business plan and annual budget, (v) mergers, joint ventures, partnerships and similar transactions, (vi) capital expenditures that vary from the current budget by $5 million or more, (vii) material changes in accounting practices or a change of the partnership's accountant, (viii) initiating actions or suits in excess of $1 million, and (ix) adopting material employee benefits plans or employment agreements. The consent rights held by the limited partners in SW Acquisition, L.P. are more extensive that the consent rights to be granted to LP LLC under the Partnership Agreement in this matter.

                  Furthermore, on several occasions the Staff has issued no-action letters in response to requests by limited partners with significant consent rights, irrespective of the fact that the consent of a single limited partner (as opposed to a group of unrelated partners) was necessary to approve the applicable events covered by such consent rights. See, e.g., Nevada-Sun Peak L.P. (consent of single limited partner required for extensive list of "major business


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decisions"); Dominion Resources, Inc. (Jan. 21, 1988) (consent of single limited partner required for specified "major events").

                  For these reasons, it is our view that the consent rights to be held by LP LLC should not cause the interests it will hold the Partnership to be deemed to be "voting securities."

         B. LP LLC will not exercise such a controlling influence over the Partnership that regulation would be required under the Act.

                  Under Section 2(a)(7) of the Act, the owner of less than 10% of the voting securities of a holding company or a public-utility company is not presumed to control such holding company or public-utility company unless the Commission determines, after notice and opportunity for hearing, that such owner exercises such a controlling influence over the holding company or public-utility company in question that the Commission finds it necessary or appropriate to regulate the owner as a holding company under the Act.

                  We believe that the structure and terms of the LP LLC's investment in the Partnership evidence the fact that LP LLC will not have such controlling influence over the management or policies of the Partnership that regulation under the Act is required. Our opinion is bolstered by the facts and arguments relied upon in prior no-action letter requests granted by the Staff. The determination of whether a party has a "controlling influence" is a judgment to be made by the Commission based on the facts of a particular case. In the past, the Commission has relied on the following facts and circumstances in making its determination: "(i) the terms and provisions of the securities that create the relationship, (ii) whether there are agreements between those with voting control and others who have invested in the company, (iii) any past or present business relationship between the entities with voting control and the company and (iv) the nature of the parties involved, including whether there is capable, independent and financially interested management to operate the public utility and holding company." Berkshire Hathaway, Inc., supra.

                  As shown above, the consent rights to be granted to LP LLC are less extensive than those granted to other similar investors that have received no-action letter assurances. In addition, there are no voting agreements among GP LLC and LP LLC. Nor does LP LLC have any ability to control the management or day-to-day operations of the Partnership. The Partnership Agreement provides that GP LLC has the exclusive right to control the business of the Partnership. LP LLC is a passive investor with an economic interest structured to minimize Texas Genco Holdings, Inc.'s liability under Texas franchise law. LP LLC has no affirmative rights under the Partnership Agreement, and will not otherwise attempt, to control the daily operations of the Partnership.


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                  The limited approval rights of LP LLC are similar to the
consent rights retained by classes of debt holders and are necessary to help protect such investors from extraordinary events outside of the ordinary course of business.

                  LP LLC will have no right to appoint or otherwise nominate any members of management of the Partnership. In contrast, in prior no-action letters, the Staff has given assurances to passive investors that were granted the right to appoint one or more voting members to the Board of Directors of a holding company or a public-utility company. The ability to have such representation has been supported in no-action letter requests as necessary to permit the passive investor to monitor the activities of the entity in which it has invested, without giving the investor the right to veto or otherwise manage or control the operations of such entity. See Western Resources, Inc. (Nov. 24, 1997) (granting owner of common and preferred stock representing approximately 45% of utility's equity the right to appoint two of the utility's fifteen directors); Ocean State Power 2 (Feb. 16, 1988) (granting each of the six partners a representative to the partnership's management committee). As stated in Torchmark Corp., the limited partner is not required to be "a stranger to the organization of the Partnership" as long as its involvement is limited to protecting its investment.

                  In addition, in the recent no-action letter involving Berkshire Hathaway, Inc., the Staff indicated that it would not recommend that the Commission find that Berkshire Hathaway would have a "controlling influence" over the holding company acquired in that transaction despite the fact that Berkshire Hathaway would own approximately 81% of the holding company's total equity, including approximately 9.7% of its voting stock and the remainder in convertible preferred stock (which entitled it to appoint two of the holding company's ten directors and to exercise consent rights with respect to certain extraordinary actions).

                  Unlike previous matters, the Partnership Agreement does not grant to the limited partner a right to replace the general partner. Compare General Electric Capital Corporation (in which the limited partner could replace the general partner for defined "cause").

                  Finally, the terms and structure of the proposed transaction help to protect against any abuses under the Act and thus the Commission would have no basis to conclude that regulation of LP LLC as a holding company is necessary or appropriate in the public interest or for the protection of investors or consumers. In the first instance, LP LLC will already be subject to regulation as a subsidiary of a registered holding company. Further, LP LLC will be a conduit entity, formed for the sole purpose of minimizing tax liability. The underlying utility operations will be conducted in accordance with the comprehensive plan established by the Texas restructuring law and, finally, also as a result of the Texas restructuring, there will be no captive retail customers associated with the generation operations.


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         III.     Conclusion

                  For the foregoing reasons, it is our opinion that LP LLC will not be a "holding company" as such term is defined in Section 2(a)(7) of the Act.